Exhibit 99.1

Alico, Inc. Announces Financial Results for the
First Quarter Ended December 31, 2025

Company Closed $7.7 million of Land Sales in First Quarter; Total Land Sales Reach $34.5 million Year-to-Date Through January 2026

Farmable land Utilization Reaches 97% Following Completion of Lease Agreements in January 2026

Land Sales and Operating Performance Strengthen Cash Position, Creating Strategic Capital Deployment Optionality

Development Pipeline Moves Forward with Local Corkscrew Grove Entitlement Decision By County Expected in 2026

Fort Myers, FL, February 4, 2026 - Alico, Inc. (“Alico”, the “Company”, “we”, “us” or “our”) (Nasdaq: ALCO) today announced financial results for the first quarter ended December 31, 2025.
Management Comments

John Kiernan, President and Chief Executive Officer of the Company, stated, “Our first quarter results demonstrate the continued momentum of our strategic transformation. The $7.7 million in land sales completed this quarter reflects the strong demand for our strategically located Florida properties and validates our land monetization strategy. We believe achieving 97% utilization of our farmable acreage through diversified agricultural partnerships shows we’ve successfully created the stable revenue foundation we envisioned. What sets this quarter apart is how it illustrates our transformed business model in action. Going forward, Alico has now substantially eliminated the weather-dependent volatility of citrus operations while generating cash flow from both land sales and agricultural leasing. Our net loss of $3.5 million, improved from our prior year net loss of $9.2 million and we had positive EBITDA of $2.4 million, compared to negative $6.7 million in the prior year period, demonstrating the financial stability we’ve built through this transformation.”

Mr. Kiernan continued, “With our strengthened balance sheet holding, $34.8 million in cash as of December 31, 2025, the January 2026 land sale of $26.8 million, and reduced operational complexity, we continue to believe we are well positioned to advance along our high-value development roadmap. The Corkscrew Grove Villages entitlement process remains on track for an anticipated 2026 decision by Collier County, and our balance sheet and revenues from our diversified agricultural operations provide the financial resources to execute our long-term strategy. We believe that Alico now has a business model that unlocks substantial value from our approximately 46,000-acre Florida portfolio while maintaining our commitment to responsible land stewardship.”

Results of Operations for the First Quarter 2026:

(in thousands, except for per share amounts and percentages)
	(Unaudited)
	Three Months Ended December 31,
	2025	2024	% Change
Revenue	$1,887	$16,894	(88.8)%
Net loss attributable to Alico, Inc. common stockholders	$(3,481)	$(9,167)	62.0%
Loss per diluted common share	$(0.45)	$(1.20)	62.5%
EBITDA (1)	$2,412	$(6,672)	NM
Adjusted EBITDA (1)	$2,721	$(6,672)	NM
Net cash used in operating activities	$(5,469)	$(7,597)	28.0%

	December 31, 2025	September 30, 2025	$ Change
	(Unaudited)
Balance Sheet Items
Cash and cash equivalents	$34,756	$38,128	$(3,372)
Current portion of long-term debt	$250	$250	$—
Long-term debt, net	$82,751	$82,797	$(46)
Lines of credit	$2,500	$2,500	$—
Total Alico stockholders’ equity	$99,616	$103,032	$(3,416)
Current ratio	14.39 to 1	9.56 to 1
Net Debt (1)	$50,745	$47,419	$3,326

(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.
NM - Not Meaningful

For the three months ended December 31, 2025 and 2024, the Company reported a net loss attributable to Alico common stockholders of $3.5 million and $9.2 million, respectively. The decrease in net loss attributable to Alico common stockholders for the three months ended December 31, 2025 was principally the result of land sales which generated a gain of approximately $4.9 million, as compared to no gains during the three months ended December 31, 2024. For the three months ended December 31, 2025, the Company had a loss of $0.45 per basic and diluted common share, compared to a loss of $1.20 per basic and diluted common share for the three months ended December 31, 2024.
For the three months ended December 31, 2025 and 2024, the Company had EBITDA of $2.4 million and $(6.7) million, respectively. For the three months ended December 31, 2025 and 2024 the Company had Adjusted EBITDA of $2.7 million and $(6.7) million, respectively.
These quarterly financial results reflect the evolving nature of the Company’s business as it executes its strategic transformation. Historically, the Company was primarily engaged in citrus production and sales, which created significant seasonal patterns with the first and second quarters typically generating most annual revenue and higher working capital requirements in the third and fourth quarters coinciding with harvesting cycles. As part of the Company’s strategic transformation, the Company has made the decision to wind down its citrus operations and focus on land sales, land leasing, and land development activities. The Company completed its last significant citrus harvest in April 2025. While the Company expects the historical seasonal patterns to diminish over time as this transition progresses, the Company’s financial results may continue to reflect some seasonality during the wind-down period. Additionally, the Company’s new focus on land sales, leasing, and development may introduce different timing patterns for revenue recognition based on transaction closings and development project milestones. Given this business transformation, results for any quarter may not be indicative of results for the full year, and historical seasonal patterns may not be predictive of future quarterly performance as the Company completes the transition to its new business model.

Business Segment Results

Alico Citrus

(in thousands)
	Three Months Ended December 31,		Change
	2025	2024	Unit	%
Operating Revenues:
Early and Mid-Season	$282	$14,929	$(14,647)	(98.1)%
Fresh Fruit and Other	588	626	(38)	(6.1)%
Grove Management Services	13	771	(758)	(98.3)%
Total	$883	$16,326	$(15,443)	(94.6)%
Operating Expenses:
Cost of Sales	$7,239	$20,508	$(13,269)	(64.7)%
Harvesting and Hauling	153	4,095	(3,942)	(96.3)%
Fresh Fruit and Other	—	50	(50)	(100.0)%
Grove Management Services	—	458	(458)	(100.0)%
Total	$7,392	$25,111	$(17,719)	(70.6)%
Gross Loss	$(6,509)	$(8,785)	$2,276	(25.9)%

Alico Citrus segment results for the three months ended December 31, 2025 reflect the Company’s ongoing wind-down of citrus operations, which began in 2025 as part of the Company’s strategic pivot to diversified land usage and real estate development. Revenue decreased to $0.9 million from $16.3 million in the prior year period, while cost of sales declined to $7.2 million from $20.5 million, primarily due to significantly reduced harvesting activities. The prior year period included a $7.4 million inventory adjustment related to Hurricane Milton damage.
Land Management and Other Operations
Land Management and Other Operations includes lease income from leases for grazing rights, hunting, and farming; royalty agreements with third parties of aggregate miners; and other miscellaneous income.
Land Management and Other Operations revenue for the three months ended December 31, 2025 increased 76.8%, as compared to the same period in the prior year, primarily due to an increase in rock and sand royalties and farming lease revenue.
The 133.3% increase in operating expenses from Land Management and Other Operations for the three months ended December 31, 2025, as compared to the three months ended December 31, 2024, is primarily due to sod sales which did not occur in the prior year period.

Subsequent to quarter end, on January 15, 2026, the Company announced that following the signing of new lease agreements in January, Alico achieved 97% utilization of its approximately 32,500 farmable agricultural acreage. During the quarter, Alico also entered into a 10-year lease with Bayer Crop Science to establish an agricultural research station on 100 acres of our TRB property located in Charlotte County.

The Company's diversified land management programs now include fee-generating or revenue-sharing agreements with citrus growers, cattle operators, mining operators, sugarcane producers, and sod farming operations. These programs have created diversified revenue streams that reduce operational complexity while maintaining productive agricultural use of the land. Approximately 89% of Alico's approximately 46,000 total agricultural acres are now utilized.
Other Corporate Financial Information
General and administrative expense increased 16.0% for the three months ended December 31, 2025 as compared to the three months ended December 31, 2024. The increase was due to higher contract labor and employee costs.
Other income (expense), net for the three months ended December 31, 2025 was $4.4 million as compared to a loss of $0.6 million during the prior year period, as a result of land sales in the three months ended December 31, 2025.
Dividend
On January 16, 2026, the Company paid a first quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of January 2, 2026.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $45.4 million at December 31, 2025, representing a 14.39 to 1.00 current ratio.
•Total debt was $85.5 million and net debt was $50.7 million at December 31, 2025, compared to $85.5 million and $47.4 million, respectively, at September 30, 2025.
•Available borrowings under the Company’s line of credit were approximately $92.5 million at December 31, 2025.
•The Company's Minimum Liquidity Requirement under its Credit Agreement was $5.8 million at December 31, 2025.

Real Estate Development or Land Development

In March 2025, the Company announced the creation of Corkscrew Grove Villages located on approximately 4,660 acres at the northwest corner of Collier County on the border of Lee and Hendry counties. This master-planned development is expected to consist of two 1,500-acre villages accompanied by more than 6,000 acres of permanent conservation areas. The plan for these villages is to feature approximately 9,000 homes total, including approximately 750 affordable housing units total for essential workers, and approximately 560,000 square feet of total commercial space offering retail, dining, office, medical and light industrial opportunities.

Alico launched its multi-year entitlement process for Corkscrew Grove Villages by submitting an application to Collier County for local approval for the first of the two villages, the East Village. The final decision by the Collier Board of County Commissioners is expected in 2026. The Company has also submitted permits to the South Florida Water Management District and the U.S. Army Corps of Engineers for both villages. Construction on the first village could begin in 2028 or 2029 if all approvals are granted.

In January 2025, Alico sought legislative approval from the Florida Legislature to establish the Corkscrew Grove Stewardship District. Stewardship districts are independent special districts authorized to plan, finance, construct, operate and maintain public infrastructure in planned developments, operating on the principle that growth pays for itself. Similar districts are used in communities like Ave Maria and Lakewood Ranch.

Alico maintains a strong commitment to regional conservation, having transferred lands over the past 40 years that became part of the Corkscrew Regional Ecosystem Watershed (CREW), Tiger Creek Preserve and Okaloacoochee Slough Wildlife Management Area. In 2023, Alico sold more than 17,000 acres of land, commonly referred to as Devil’s Garden, to the Florida Department of Environmental Protection as part of the Florida Forever program. Since Devil’s Garden was added to the Florida Forever Priority List in 2003, Alico has sold or entered easements to protect more than 46,800 acres. Combined with the more than 6,000 acres expected to be placed in conservation as part of the Corkscrew Grove Villages proposal, these efforts support the implementation of the Florida Wildlife Corridor.

The plan for Corkscrew Grove Villages aligns with the Collier Rural Land Stewardship Area (RLSA) program, an innovative, incentive-based approach to sustainable rural growth that has received national recognition. The villages will enhance public infrastructure and provide significant economic benefit to the region at no additional cost to taxpayers.

Fiscal Year 2026 Guidance

The Company expects to realize in fiscal year 2026 Adjusted EBITDA of approximately $14 million and end the fiscal year with cash of approximately $50 million and net debt of approximately $35 million, with only the minimum required balance of $2.5 million on its revolving line of credit. In the event that any capital is returned to shareholders through increased common dividends, special dividends, tender offers or open market share repurchases during the 2026 fiscal year, the Company’s cash balance could be reduced and net debt could be increased.

Conference Call Information

The Company will host a conference call to discuss its financial results on February 5, 2026, at 8:30 am Eastern Time. Interested parties may join the conference call by dialing 1-800-245-3047 in the United States and 1-203-518-9765 from outside of the United States. The participant identification to join the conference call is “ALICO”. A telephone replay will be available approximately three hours after the call concludes, and will be available through February 19, 2026. Listeners in the United States may dial 1-844-512-2921 and international listeners may dial 1-412-317-6671. The passcode for the playback is 11160814.

About Alico

Alico, Inc. (Nasdaq: ALCO) is a Florida-based agribusiness and land management company with over 125 years of experience. Following its strategic transformation in 2025, Alico operates as a diversified land company with approximately 49,000 acres across 7 Florida counties. Upon the closing of the sale of one of its former Citrus groves on January 14, 2026, the Company has approximately 46,000 acres of land. The Company focuses on strategic land development opportunities and diversified agricultural operations, leveraging its extensive land portfolio to create long-term shareholder value while maintaining its commitment to responsible land stewardship and conservation. Learn more about Alico at www.alicoinc.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our strategic transformation and business model, our guidance, outlook, projections, targets and other expectations for fiscal year 2026 and subsequent periods, including with respect to Adjusted EBITDA, EBITDA, cash, cash flow, liquidity, borrowing availability, minimum liquidity requirements, capital expenditures, debt, net debt and potential uses of capital, including dividends, share repurchases, tender offers or other returns of capital; our land sales, land monetization strategy and expected proceeds and timing; our leasing, utilization of acreage and expected revenues from agricultural and other partnerships; our real estate entitlement, permitting and development activities and timelines, including the Corkscrew Grove Villages and related stewardship district matters, anticipated local and agency decisions and potential commencement of construction; the future use, conservation and estimated value of our land holdings and any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “if,” “will,” “should,” “expects,” “plans,” “hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: our ability to successfully develop and execute our strategic growth initiatives, including our Strategic Transformation and related workforce reduction, which may not achieve intended outcomes and may entail unintended consequences or additional costs; our planned shift in revenue mix toward real estate development and diversified farming operations and the risk that adverse events in these areas could disproportionately affect our business;

the highly competitive nature of the land development and agricultural industries and our ability to maintain market share; our reputation and any harm thereto; the risk that any transaction intended to qualify as a Section 1031 Exchange is taxable or cannot be completed on a tax-deferred basis, and potential limitations on the use of our net operating loss carryforwards and other tax attributes; the possibility that significant corporate transactions do not achieve intended results or present unforeseen risks; sensitivity of our earnings to supply, demand and pricing for land sales, leasing and development activities and any remaining agricultural products; adverse weather conditions, natural disasters and other natural conditions (including hurricanes and tropical storms), and the effects of climate change or legal, regulatory or market measures to address climate change, particularly given our geographic concentration in Florida; Environmental, Social and Governance matters, including those related to our workforce and sustainability; changes in classification or valuation methods employed by county property appraisers that could materially increase our real estate taxes; compliance with environmental laws and potential liabilities from the use of fertilizers, pesticides, herbicides and other hazardous substances; our ability to attract, retain and develop key employees; material weaknesses and other deficiencies in our internal control over financial reporting; macroeconomic conditions, including inflation, armed conflicts and geopolitical instability, and pandemics or health crises; the increased costs of being a publicly traded company; system security risks, cybersecurity incidents, data protection breaches and systems integration issues, as well as compliance with complex and evolving privacy and data protection laws; pricing volatility and unpredictability for our agricultural products, risks of product contamination and product liability, water use regulations and other restrictions on access to water, and changes in immigration laws affecting labor availability; increases in commodity and input costs (including fuel and chemicals) and transportation risks; our significant indebtedness, our ability to generate sufficient cash flow to service our debt and comply with covenants (including exposure to variable interest rates), and our relationships with lenders; the volatility of our common stock price; and our ability to continue to pay or maintain cash dividends; and certain of the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2025 that will be filed with the Securities and Exchange Commission (the “SEC”) and the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 filed with the SEC on November 24, 2025. Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.
Investor Contact:

John Mills	Brad Heine
ICR	Chief Financial Officer
(646) 277-1254	(239) 226-2000
InvestorRelations@alicoinc.com	bheine@alicoinc.com

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2025	September 30, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,756	$38,128
Accounts receivable, net	1,520	1,014
Inventories	4,624	4,220
Income tax receivable	—	338
Assets held for sale	6,321	9,176
Prepaid expenses and other current assets	1,579	2,043
Total current assets	48,800	54,919
Restricted cash	762	762
Property and equipment, net	136,578	142,065
Goodwill	2,246	2,246
Other non-current assets	6,576	1,535
Total assets	$194,962	$201,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$235	$403
Accrued liabilities	2,428	4,563
Current portion of long-term debt	250	250
Other current liabilities	479	527
Total current liabilities	3,392	5,743
Long-term debt, net	82,751	82,797
Lines of credit	2,500	2,500
Deferred income tax liabilities, net	1,855	2,455
Other liabilities	—	38
Total liabilities	90,498	93,533

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,656,646 and 7,645,360 shares outstanding at December 31, 2025 and September 30, 2025, respectively	8,416	8,416
Additional paid in capital	20,495	20,410
Treasury stock, at cost, 759,499 and 770,785 shares held at December 31, 2025 and September 30, 2025, respectively	(25,822)	(26,185)
Retained earnings	96,527	100,391
Total Alico stockholders’ equity	99,616	103,032
Noncontrolling interest	4,848	4,962
Total stockholders’ equity	104,464	107,994
Total liabilities and stockholders’ equity	$194,962	$201,527

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2025	2024
Operating revenues:
Alico Citrus	$883	$16,326
Land Management and Other Operations	1,004	568
Total operating revenues	1,887	16,894
Operating expenses:
Alico Citrus	7,392	25,111
Land Management and Other Operations	49	21
Total operating expenses	7,441	25,132
Gross loss	(5,554)	(8,238)
General and administrative expenses	3,001	2,586
Loss from operations	(8,555)	(10,824)
Other income (expense), net:
Interest income	387	47
Interest expense	(965)	(898)
Gain on sale of property and equipment	4,940	—
Other income, net	—	244
Total other income (expense), net	4,362	(607)
Loss before income taxes	(4,193)	(11,431)
Income tax benefit	(598)	(2,180)
Net loss	(3,595)	(9,251)
Net loss attributable to noncontrolling interests	114	84
Net loss attributable to Alico, Inc. common stockholders	$(3,481)	$(9,167)
Per share information attributable to Alico, Inc. common stockholders:
Loss per common share:
Basic	$(0.45)	$(1.20)
Diluted	$(0.45)	$(1.20)
Weighted-average number of common shares outstanding:
Basic	7,652	7,633
Diluted	7,652	7,633

Cash dividends declared per common share	$0.05	$0.05

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended December 31,
	2025	2024
Net cash used in operating activities
Net loss	$(3,595)	$(9,251)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	5,913	3,824
Amortization of debt issue costs	43	55
Gain on sale of property and equipment	(4,940)	—
Loss on disposal of long-lived assets	—	780
Inventory net realizable value adjustment	—	7,359
Deferred income tax (benefit) provision	(600)	(2,179)
Stock-based compensation expense	176	179
Other	(314)	(107)
Changes in operating assets and liabilities:
Accounts receivable	(506)	(7,831)
Inventories	(404)	1,911
Prepaid expenses	464	(153)
Income tax receivable	338	—
Other assets	—	(35)
Accounts payable and accrued liabilities	(2,276)	(2,199)
Other liabilities	232	50
Net cash used in operating activities	(5,469)	(7,597)

Cash flows from investing activities:
Purchases of property and equipment	(487)	(3,017)
Net proceeds from sale of property and equipment	7,829	—
Notes receivable	—	—
Advance to Corkscrew Grove Stewardship District	(5,071)	—
Net cash provided by (used in) investing activities	2,271	(3,017)

Cash flows from financing activities:
Repayments on revolving lines of credit	—	(6,200)
Borrowings on revolving lines of credit	—	19,300
Principal payments on term loans	(63)	(352)
Dividends paid	(383)	(382)
Net cash (used in) provided by financing activities	(174)	12,366

Net (decrease) increase in cash and cash equivalents and restricted cash	(3,372)	1,752
Cash and cash equivalents and restricted cash at beginning of the period	38,890	3,398

Cash and cash equivalents and restricted cash at end of the period	$35,518	$5,150

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	$763	$655
Cash (received) paid for income taxes, net of refunds	$(349)	$—

Non-cash investing and financing activities:
Dividends declared but unpaid	$383	$382

Non-GAAP Financial Measures
In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA and Net Debt, which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business, in the case of EBITDA and Adjusted EBITDA, and liquidity, in the case of Net Debt, of its business. Beginning with this reporting period, we have revised the calculation of Adjusted EBITDA to better reflect the underlying performance of the business in light of the Strategic Transformation and changes to our model and operating strategy. Specifically, we now adjust for impairment of long-lived assets and restructuring and other charges, and have determined not to adjust for inventory net realizable value, gain or sale of property and equipment, or other historical adjustments. Prior periods in 2024 presented below have been recast to conform to the current period presentation. This change increases Adjusted EBITDA by $4.6 million and $61.2 million for the three and three months ended June 30, 2024, respectively. As we advance our long-term diversified land and real estate strategy, we believe that this change provides a clearer view of our core operating results.

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance, in the case of EBITDA, Adjusted EBITDA, and liquidity, in the case of Net Debt, of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for impairment of long-lived assets and restructuring and other charges. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash. We are unable to provide a reconciliation of Adjusted EBITDA to net (loss) income attributable to Alico, Inc. common stockholders for the year ended September 30, 2025 as the adjustments are not within our control or cannot be reasonably predicted without unreasonable effort.

EBITDA and Adjusted EBITDA

(in thousands)	(Unaudited)
	Three Months Ended December 31,
	2025	2024
Net loss attributable to Alico, Inc. common stockholders	$(3,481)	$(9,167)
Interest expense, net	578	851
Income tax benefit	(598)	(2,180)
Depreciation, depletion and amortization	5,913	3,824
EBITDA	$2,412	$(6,672)

Non-GAAP Adjustments:
Restructuring and other charges	309	—
Adjusted EBITDA	$2,721	$(6,672)

Net Debt

(in thousands)	(Unaudited)		(Forecasted)
	December 31, 2025	September 30, 2025	September 30, 2026
Current portion of long-term debt	$250	$250	$250
Long-term debt, net	82,751	82,797	82,547
Lines of credit	2,500	2,500	2,500
Total Debt	85,501	85,547	85,297
Less: Cash and cash equivalents	(34,756)	(38,128)	(50,000)
Net Debt	$50,745	$47,419	$35,297
Source: Alico, Inc.